Richard L. Bready, Chairman and CEO Edward J. Cooney, Vice President and Treasurer (401) 751-1600

IMMEDIATE

NORTEK COMPLETES OFFERING OF SENIOR FLOATING RATE NOTES

PROVIDENCE, RI, February 12, 2004--Nortek Holdings, Inc. and its wholly owned subsidiary Nortek, Inc. (“Nortek”), today announced that Nortek completed the sale of $200 million of Senior Floating Rate Notes due 2010 (the "Notes"). The Notes will bear interest at a rate per annum equal to LIBOR (as defined) plus 3%.

The net proceeds of the offering, together with existing cash on our balance sheet, will be used to redeem all of Nortek's 8 7/8% Senior Notes due 2008 (a portion of which were called on February 13, 2004 for redemption).

"We are very pleased with the positive interest by investors in this Note offering. We believe that converting a certain portion of our fixed-rate debt to a floating-note issue and effectively extending the 2008 maturity to 2010 is sound financial policy," said Nortek's Chairman and Chief Executive Officer, Richard L. Bready.

The Notes were issued and sold in a private Rule 144A offering to institutional investors. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of such Act.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets.Nortek offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; vinyl products, including windows and doors, siding, decking, fencing and accessories; indoor air quality systems; and specialty electronic products.

*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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